As filed with the Securities and Exchange Commission on October 1, 2014

Registration No. _________

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

Select Bancorp, Inc.

(Exact name of registrant as specified in its charter)

North Carolina	20-0218264
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

700 W Cumberland Street

Dunn, NC 28334

(Address of Principal Executive Offices) (Zip Code)

Select Bancorp, Inc. 2008 Omnibus Stock Ownership and Long Term Incentive Plan

Select bancorp, inc. amended and restated 2005 incentive stock option plan

Select bancorp, inc. amended and restated 2005 nonstatutory STOCK option plan

(Full title of the Plans)

William L. Hedgepeth II

President and Chief Executive Officer

Select Bancorp, Inc.

700 W Cumberland Street

Dunn, NC 28334

(Name and address of agent for service)

(910) 892-7080

(Telephone number, including area code, of agent for service)

WITH COPIES TO:

Stuart M. Rigot, Esq.

Wyrick Robbins Yates & Ponton LLP

4101 Lake Boone Trail, Suite 300

Raleigh, NC 27607

(919) 781-4000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐

Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☒

CALCULATION OF REGISTRATION FEE (1)

Title of securities to be registered	Amount to be registered	Proposed maximum offering price per share	Proposed maximum aggregate offering price	Amount of registration fee (2)
Common Stock $1.00 Par Value Per Share	370,427	$7.69	$2,848,584	$331.00

(1)	This Registration Statement relates to common stock, $1.00 par value per share, of Select Bancorp, Inc., a North Carolina corporation formerly known as New Century Bancorp, Inc. (the “Registrant”) that may be issued pursuant to awards granted under the (i) Select Bancorp, Inc. 2008 Omnibus Stock Ownership and Long Term Incentive Plan (the “Omnibus Plan”), (ii) Select Bancorp, Inc. Amended and Restated 2005 Incentive Stock Option Plan (the “Employee Plan”), and (iii) Select Bancorp, Inc. Amended and Restated 2005 Nonstatutory Option Plan (the “Director Plan”) (collectively, the “Plans”), which Plans were assumed by the Registrant following the merger of Select Bancorp, Inc., Greenville, North Carolina with and into the Registrant.

(2)	Pursuant to Rule 457(c) and Rule 457(h), the Aggregate Offering Price and the Registration Fee have been calculated on the basis of the maximum number of shares to be issued under the Plans and an Offering Price equal to the average of the high and low prices reported on September 25, 2014.

EXPLANATORY NOTE

The Registrant filed a registration statement on Form S-4/A (File No. 333-193375) that was declared effective on April 18, 2014 whereby it registered 4,820,915 shares of common stock estimated to be issued upon completion of the merger of Select Bancorp, Inc., Greenville, North Carolina ("Legacy Select") with and into the Registrant (the “Merger”), pursuant to the Agreement and Plan of Merger and Reorganization by and among the Registrant, Legacy Select, and the entities’ respective subsidiary banks, dated as of September 30, 2013 (the “Merger Agreement”). The Merger was effective July 25, 2014.

Pursuant to the Merger Agreement, each option to acquire shares of Legacy Select common stock previously granted pursuant to the Plans that was outstanding and unexercised immediately prior to the effective date was converted into an option to acquire shares of common stock of the Registrant, as adjusted to reflect the Merger exchange ratio of 1.8264 shares of the Registrant’s common stock for each share of Legacy Select common stock. This Registration Statement relates to those shares of common stock issuable by the Registrant pursuant to the assumed Plans in the amounts set forth below:

(i)	162,749 shares of common stock pursuant to the Omnibus Plan.
(ii)	35,064 shares of common stock pursuant to the Employee Plan.
(iii)	172,614 shares of common stock pursuant to the Director Plan.

Part I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1. Plan Information.*

Item 2. Registration Information and Employee*

*As permitted by the rules of the Securities and Exchange Commission (the “Commission”), this Registration Statement omits the information specified in Part I (Items 1 and 2) of Form S-8. The documents containing the information specified in Part I will be delivered to the participants in the Plans as required by Rule 428(b) under the Securities Act of 1933 (“Securities Act”). Such documents are not being filed with the Commission as part of this Registration Statement or prospectuses or prospectus supplements pursuant to Rule 424.

Part II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents previously filed by the Registrant with the Securities and Exchange Commission (the “Commission”) are incorporated herein by reference:

(a)	Annual Report on Form 10-K for the fiscal year ended December 31, 2013 (filed March 20, 2014);

(b)	Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2014 (filed May 15, 2014);

(c)	Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2014 (filed August 11, 2014);

(d)	Current Reports on Form 8-K (filed January 10, 2014, May 29, 2014, July 16, 2014, July 22, 2014, July 23, 2014, July 29, 2014, August 22, 2014 and September 25, 2014);

(e)	The description of the Registrant’s common stock contained in the Registrant’s Registration Statement on Form S-4, as amended (File No. 333-193375) filed with the Commission on April 16, 2014, and any amendment or report filed for the purpose of updating such description; and

(f)	All other reports filed pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) since the end of the period referred to in (a), above.

In addition, all documents subsequently filed with the Commission by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d), as applicable, of the Exchange Act prior to the filing of a post-effective amendment which indicates that all securities being offered have been sold or which deregisters all securities then remaining unsold shall be deemed to be incorporated herein by reference and to be a part hereof from the dates of filing of such documents.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

The validity of the shares offered hereby will be passed upon by Wyrick Robbins Yates & Ponton LLP, a law firm based in Raleigh, North Carolina. Certain attorneys of Wyrick Robbins Yates & Ponton LLP beneficially own shares of the Registrant’s common stock. Based on information available to the Registrant as of the most recent practicable date, the aggregate number of shares beneficially owned by such attorneys was 11,037 shares of common stock of the Registrant.

Item 6. Indemnification of Directors and Officers.

The Registrant is incorporated under the laws of the State of North Carolina. North Carolina’s Business Corporation Act (the “NCBCA”) contains provisions prescribing the extent to which directors and officers of a corporation shall or may be indemnified.

Section 55-8-51 of the NCBCA permits a corporation, with certain exceptions, to indemnify a current or former director against liability if he acted in good faith and he reasonably believed (i) in the case of conduct in his official capacity with the corporation, that his conduct was in its best interests, (ii) in all other cases, that his conduct was at least not opposed to its best interests and (iii) with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. Pursuant to section 55-8-55, indemnification under section 55-8-51 of the NCBCA generally shall be made by the corporation only upon a determination that indemnification of the director or officer was proper under the circumstances because he met the applicable standard of conduct. Such determination may be made by (i) the Board of Directors by a majority vote of a quorum consisting of directors who are not parties to such proceeding, (ii) if such a quorum is not obtainable, by majority vote of a committee duly designated by the Board of Directors consisting solely of two or more directors not at the time party to such proceeding; (iii) if such quorum is not obtainable, or, even if obtainable, if a quorum of disinterested directors so directs, by special legal counsel in a written opinion, or (iv) by the shareholders of the corporation, not including shares owned or voted under the control of directors who are parties to the proceeding at issue.

Except in certain court-ordered circumstances, a corporation may not indemnify a director in connection with a proceeding by or in the right of the corporation in which he was adjudged liable to the corporation or in connection with any other proceeding charging improper personal benefit to him, whether or not involving action in his official capacity, in which he was adjudged liable on the basis that personal benefit was improperly received by him.

Sections 55-8-52 and 55-8-56 of the NCBCA require a corporation to indemnify a director or officer in the defense of any proceeding to which he was a party because of his capacity as a director or officer against reasonable expenses when he is wholly successful, on the merits or otherwise, in his defense, unless the articles of incorporation provide otherwise. Upon application, the court may order indemnification of the director or officer if the court determines that he is entitled to mandatory indemnification under Section 55-8-52, in which case the court shall also order the corporation to pay the reasonable expenses incurred to obtain court-ordered indemnification or if he is adjudged fairly and reasonably so entitled in view of all relevant circumstances under Section 55-8-54. Section 55-8-56 allows a corporation to indemnify and advance expenses to an officer, employee or agent who is not a director to the same extent, consistent with public policy, as a director or as otherwise set forth in the corporation’s articles of incorporation or bylaws or by resolution of the board of directors or contract.

Section 55-8-57 of the NCBCA permits a corporation to provide for indemnification of directors, officers, employees or agents, in its articles of incorporation or bylaws or by contract or resolution, against liability in various proceedings and to purchase and maintain insurance policies on behalf of these individuals.

Article V of the Registrant’s Articles of Incorporation provides that, to the fullest extent permitted by the NCBCA, individuals serving, or who have served, as directors shall not be personally liable for monetary damages for breach of any duty as a director. In addition, the Registrant’s bylaws provide that the Registrant shall indemnify its directors, officers, employees or agents to the full extent allowed by applicable law against all liability and litigation expense, including reasonable attorney’s fees, arising out of such status or activities in such capacity, except for any liabilities or expenses incurred on account of activities that were, at the time taken, known or believed by the person to be clearly in conflict with the best interests of the corporation. Covered expenses include attorneys’ fees, judgments, fines, and amounts paid in settlement which are actually and reasonably incurred in connection with or as a consequence of any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, including appeals. In determining whether a person is entitled to indemnification under the bylaws, a majority vote of the disinterested members of the Registrant’s board of directors is required; provided, however, that the disinterested directors may direct such determination to be made by independent legal counsel in written opinion. Pursuant to the bylaws and as authorized by statute, the Registrant also maintains insurance on behalf of its directors and officers against liability asserted against such persons in such capacity.

Item 7. Exemption From Registration Claimed.

Not applicable.

Item 8. Exhibits.

The following exhibits are filed herewith or incorporated herein by reference as a part of the Registration Statement.

Exhibit Number	Description

4.1	Specimen of Registrant’s common stock certificate (filed herewith)

4.2	Articles of Incorporation of Registrant (incorporated by reference to Exhibit 3(i) of Registrant’s Annual Report on Form 10-KSB, filed with the Commission on March 30, 2004)

4.3	Articles of Amendment of Registrant, effective August 26, 2011, regarding increase of authorized capital stock (incorporated by reference to Exhibit 3.1 of Registrant’s Form 8-K filed with the Commission on August 26, 2011)

4.4	Articles of Amendment of Registrant, effective July 23, 2014, regarding creation of Series A preferred stock (incorporated by reference to Exhibit 3.1 of Registrant’s Form 8-K filed with the Commission on July 29, 2014)

4.5	Articles of Merger effective July 25, 2014, containing amendment to Articles changing corporate name of Registrant (incorporated by reference to Exhibit 3.2 of Registrant’s Form 8-K filed with the Commission on July 29, 2014)

5.1	Opinion of Wyrick Robbins Yates & Ponton LLP as to the legality of the securities being registered (filed herewith)

23.1	Consent of Dixon Hughes Goodman LLP (filed herewith)
23.2	Consent of Wyrick Robbins Yates & Ponton LLP (contained in the opinion filed herewith as Exhibit 5.1)

24.1	Power of Attorney (filed herewith)

99.1	Select Bancorp, Inc. 2008 Omnibus Stock Ownership and Long Term Incentive Plan (filed herewith)

99.2	Select Bancorp, Inc. Amended and Restated 2005 Incentive Stock Option Plan (filed herewith)

99.3	Select Bancorp, Inc. Amended and Restated 2005 Nonstatutory Stock Option Plan (filed herewith)

Item 9. Undertakings.

(a)      The undersigned Registrant hereby undertakes:

(1)      To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by section 10(a)(3) of the Securities Act;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement.

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to section 13 or section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(2)       That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)       To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)          The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)          Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Dunn, State of North Carolina, on October 1, 2014.

SELECT BANCORP, INC.

By:	/s/ William L. Hedgepeth II
William L. Hedgepeth II
President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement on Form S-8 has been signed by the following persons in the capacities indicated on October 1, 2014.

SIGNATURE	CAPACITY

/s/ William L. Hedgepeth II	President, Chief Executive Officer, & Director
William L. Hedgepeth II

/s/ Mark A. Holmes	Executive Vice President, Principal Financial Officer, & Principal Accounting
Mark A. Holmes	Officer

/s/ J. Gary Ciccone*	Chairman/Director
J. Gary Ciccone

/s/ James H. Glen, Jr.*	Director
James H. Glen, Jr.

/s/ Oscar N. Harris*	Director
Oscar N. Harris

/s/ Alicia Speight Hawk*	Director
Alicia Speight Hawk

/s/ Gerald W. Hayes, Jr.*	Director
Gerald W. Hayes, Jr.

/s/ Ronald V. Jackson*	Director
Ronald V. Jackson

/s/ John W. McCauley*	Director
John W. McCauley

/s/ Carlie C. McLamb, Jr.*	Director
Carlie C. McLamb, Jr.

/s/ Gene W. Minton*	Director
Gene W. Minton

/s/ V. Parker Overton*	Director
V. Parker Overton

/s/ Anthony Rand*	Director
Anthony Rand

/s/ Sharon L. Raynor*	Director
Sharon L. Raynor

/s/ K. Clark Stallings*	Director
K. Clark Stallings

/s/ Clarence L. Tart, Jr.*	Director
Clarence L. Tart, Jr.

/s/ W. Lyndo Tippett*	Director
W. Lyndo Tippett

* By:	/s/ William L. Hedgepeth II
William L. Hedgepeth II
Attorney-in-fact

EXHIBIT INDEX

EXHIBIT NUMBER	DESCRIPTION OF EXHIBIT

4.1	Specimen of Registrant’s common stock certificate (filed herewith)

4.2	Articles of Incorporation of Registrant (incorporated by reference to Exhibit 3(i) of Registrant’s Annual Report on Form 10-KSB, filed with the Commission on March 30, 2004)

4.3	Articles of Amendment of Registrant, effective August 26, 2011, regarding increase of authorized capital stock (incorporated by reference to Exhibit 3.1 of Registrant’s Form 8-K filed with the Commission on August 26, 2011)

4.4	Articles of Amendment of Registrant, effective July 23, 2014, regarding creation of Series A preferred stock (incorporated by reference to Exhibit 3.1 of Registrant’s Form 8-K filed with the Commission on July 29, 2014)

4.5	Articles of Merger effective July 25, 2014, containing amendment to Articles changing corporate name of Registrant (incorporated by reference to Exhibit 3.2 of Registrant’s Form 8-K filed with the Commission on July 29, 2014)

5.1	Opinion of Wyrick Robbins Yates & Ponton LLP as to the legality of the securities being registered (filed herewith)

23.1	Consent of Dixon Hughes Goodman LLP (filed herewith)

23.2	Consent of Wyrick Robbins Yates & Ponton LLP (contained in the opinion filed herewith as Exhibit 5.1)

24.1	Power of Attorney (filed herewith)

99.1	Select Bancorp, Inc. 2008 Omnibus Stock Ownership and Long Term Incentive Plan (filed herewith)

99.2	Select Bancorp, Inc. Amended and Restated 2005 Incentive Stock Option Plan (filed herewith)

99.3	Select Bancorp, Inc. Amended and Restated 2005 Nonstatutory Stock Option Plan (filed herewith)